Second Quarter 2024 Update

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Fellow Shareholders,
Following our decisive steps earlier in the year to simplify our management structure, partner with JANA and return additional capital to shareholders through a dividend, our focus has been on increasing the value of our portfolio of businesses and sourcing new investments. We are hard at work on both, and the following are select highlights from across our portfolio:

Capital Returned to Shareholders
•On June 28, 2024, Cannae paid an initial quarterly cash dividend of $0.12 per common share
•On July 30, 2024, our Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable on September 30, 2024, to shareholders of record on September 16, 2024
•During the second quarter of 2024, we completed our previously announced tender offer and repurchased 9.7 Million shares of common stock for $222 Million, or $22.95 per share, while also repurchasing 0.3 Million shares through our share buyback authorization at $18.80 per share
•In the aggregate, we repurchased nearly 14% of our outstanding stock at the start of the 2024 second quarter, and were acquired at a deep discount to NAV
•Since March 31, 2021, Cannae has repurchased $739 Million, or ~35%, of its common stock
•Approximately 12 Million shares remain on our buyback authorization
Dun & Bradstreet
•On August 5, 2024, D&B issued a statement noting that it has received inbound interest from third parties and retained Bank of America to assist with those inquiries
•Reported second quarter 2024 total revenue of $576 Million with organic constant currency revenue growth of 4.3% over the second quarter 2023
•Adjusted EBITDA growth continued to exhibit strength, growing 5.8% to $218 Million in the second quarter of 2024, up from $206 Million in the prior year second quarter
•The company repurchased approximately 961,000 shares of D&B stock, nearly 10% of their 10 Million share authorization, while maintaining their net leverage ratio at 3.7 times
Alight
•Announced CEO succession plan. Dave Guilmette, an independent Director, appointed Vice Chair of the Board to ensure a smooth transition
•Closed on the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses for up to $1.2 Billion, subject to certain adjustments
•Used $740 Million of the proceeds to reduce debt, reducing leverage to 2.8 times
•Repurchased $80 Million of Alight shares and commenced a $75 Million accelerated share repurchase plan
•Second quarter 2024 revenue from continuing operations was $538 Million, down 4% from 2023
•Adjusted EBITDA from continuing operations was $105 Million in Q2 2024, compared to $119 Million in Q2 2023, down 12%
•The company has 97% of 2024 revenue under contract
Dayforce
•Continued its impressive growth story in the second quarter of 2024, again reporting double digit increases across all revenue metrics, adjusted EBITDA and cash flow from operations
•Announced $500 Million share repurchase program
•Raised full year 2024 guidance for revenue and adjusted EBITDA
•Since the end of the first quarter, Cannae has sold 1 Million DAY shares for combined proceeds of $57 Million, marking $2.43 Billion in gross proceeds from dispositions since DAY's IPO in 2018

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE

Paysafe
•First quarter 2024 payment volume and total revenue both increased 8% while Adjusted EBITDA increased 4% year-over-year
•Management reaffirmed its 2024 revenue and adjusted EBITDA guidance forecasting revenue growth of 5.5% to 7.0% and Adjusted EBITDA margins of 28.0% to 28.5%
•Paysafe will report its second quarter results on Tuesday, August 13, 2024, before market open
System1
•Continued to reduce leverage, repaying $155 Million of debt since November 2023
•Reported first quarter 2024 total revenue of $85 Million, ahead of consensus analyst estimates
•Adjusted EBITDA was $0.4 Million for the first quarter 2024, exceeding the top end of the company’s guidance
•System1 will report its second quarter results on Thursday, August 8, 2024, after market close

Black Knight Football
•AFC Bournemouth completed the Premier League season in 12th place (out of 20 teams). The club's 48 points is the most the Cherries have ever earned in the Premier League
•Driven by the Cherries success on the pitch, revenues increased 19% over the prior year to $203 Million in the year ended June 30, 2024
•The club resigned several key players and acquired several young and promising players, including Dean Huijsen from Juventus
Other
•In the second quarter 2024, Cannae made its first investment with Jana Partners, which announced an investment stake and engagement campaign around Rapid7 (Nasdaq: RPD), a cybersecurity company specializing in vulnerability management
•In light of negative operational cash flows, uncertainty in forecasts and a challenged liquidity position, Cannae impaired the value of its investment in Sightline Payments by $141 Million
•Minden Mill Distillery expects to launch rye, whiskey and single malt brands in the third quarter 2024, following the successful release of High Ground Vodka in the second quarter of 2024.
•Computer Services, Inc. announced a partnership with TruStage Compliance Solutions, a regulatory technology company whose warranted documents and compliance technology are used by more than 5,000 financial institutions nationwide
•Restaurant Group reported Adjusted EBITDA of $5.4 Million in the second quarter of 2024, more than double the $2.5 Million achieved in the second quarter of 2023
•As of August 7, 2024, Cannae had $30 Million in corporate cash and short-term investments and $150 Million of margin loan undrawn capacity, offset by $60 Million in outstanding revolver debt

Sincerely,

WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Select Portfolio Updates

Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$576.2	$554.7
Net loss	$(16.4)	$(19.4)
EBITDA	$179.8	$163.1
Adjusted EBITDA	$217.9	$206.2

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

On August 5, 2024, D&B issued a statement noting that it has received inbound interest from third parties and has retained Bank of America to assist with those inquiries.

Last week, D&B reported results for the second quarter ended June 30, 2024, with total revenues of $576 Million in the current year quarter. Revenues before the effect of foreign exchange grew 4.2% in the quarter to $577 Million, and revenues on an organic constant currency basis grew 4.3% versus the prior year quarter. Second quarter growth was consistent with the first quarter and accelerated 40 basis points as compared to the second quarter of 2023. This was the fourth quarter in a row that D&B delivered mid-single digit organic revenue growth.

Adjusted EBITDA margin in the second quarter expanded 60 basis points to 37.8%, and adjusted net earnings increased 4.2% with $0.23 of adjusted EPS.

D&B continues to see strong demand for its master data management, third party and supply chain risk management and finance solutions both domestically and internationally. With 90% of the portfolio growing approximately 6% in the quarter and year to date, the company continues to see strong demand for their third-party supply chain risk and Master Data Management solutions. The remaining 10% comprised of credibility and digital marketing solutions has been impacted by a variety of factors including broader macro conditions. The team has work underway to improve the performance of their digital marketing solutions business and is looking towards the latter part of the year to see the impact of those efforts.

Retention rates remain at 96% and the Vitality Index climbed to a high of 36% as D&B continues to retain customers at an industry leading rate while also upselling their most modern offering to clients and prospects both domestically and internationally.

D&B continues to focus their capital allocation on accelerating organic growth, deleveraging the balance sheet, maintaining their dividend, and being opportunistic in both M&A and share buybacks. While D&B continues to execute, their share price provided a very attractive valuation throughout the quarter, and they began to utilize their share repurchase authorization, acquiring approximately 960,000 shares at an average price per share of ~$9.71 and accomplished this while maintaining their net leverage ratio at 3.7 times, with visibility to 3.5 times by year end.

In July 2024, D&B announced another quarterly cash dividend of $0.05 per share, to be paid on September 19, 2024, to shareholders of record as of September 5, 2024.

Cannae holds 69 Million shares of D&B common stock, representing approximately 16% of D&B’s outstanding shares. As of August 7, 2024, the aggregate gross value of these shares was approximately $801 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$538.0	$561.0
Net loss from continuing operations	$(4.0)	$(72.0)
EBITDA from continuing operations	$130.0	$45.0
Adjusted EBITDA from continuing operations	$105.0	$119.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations. Through the administration of employee benefits, Alight powers confident health, wealth, leaves and wellbeing decisions for 35 million people and dependents. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn how Alight unlocks growth for organizations of all sizes at alight.com.
Earlier this week, Alight announced that Stephan Scholl will step down as CEO and member of the Board, effective after the Board names a successor. Scholl will continue as CEO and Director during the search process. In addition, the Board has appointed Dave Guilmette, an independent Director, as Vice Chair of the Board. In this role, he will work closely with Scholl to ensure a smooth transition.

Subsequent to quarter-end, Alight announced that it completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses within the Employer Solutions segment (the “Payroll & Professional Services business”) to an affiliate of H.I.G. Capital for up to $1.2 Billion, subject to certain adjustments. Shortly after closing, the company used $740 Million of the proceeds to repay debt, bringing net leverage down to 2.8 times.

The company noted that additional proceeds and future cash flow will be targeted for share repurchases and general corporate purposes. Along those lines, Alight repurchased $80 Million of shares in the second quarter and commenced a $75 Million accelerated share repurchase program in mid-July, reflecting its plans to be more aggressive and consistent in its return of capital to shareholders.

Alight reported its results for the second quarter 2024, with the Payroll & Professional Services business as a discontinued operation. The continuing operations business posted sequential improvement in its growth rate from the first quarter as guided. Adjusted EBITDA from continuing operations was $105 Million and represented a 19.5% margin.

Recurring revenue for the continuing operations on a management adjusted basis were 92% of total revenue, consistent with the prior year. BPaaS revenue increased nearly 13% to $115 Million and represented 21.4% of total revenue, compared to $102 Million and 18.2% of revenue in the prior year.

The company announced that it completed its cloud migration on time and has fully decommissioned its data center. The outcome is a simplified and more efficient Alight Worklife® platform with an enhanced end-user experience. The program is expected to drive $75 Million of annualized cost savings, with the full run-rate being achieved in 2025.

Management noted Alight has 97% of 2024 revenue under contract, and looking ahead, it is seeing strong commercial momentum, with ARR bookings up 9% in the first half, including wins this quarter from UPS, Wayfair, American Honda Motor Company, and the Adecco Group. Revenue under contract at quarter end was $1.2 Billion for the second half of 2024, $1.7 Billion for the full year 2025, and $1.3 Billion for the full year 2026.
Cannae holds 52.5 Million shares of Alight Class A common stock (including 40 Million shares pledged as collateral for Cannae's margin loan), representing approximately 10% of Alight’s outstanding shares. As of August 7, 2024, the aggregate gross value of these shares was approximately $356 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Dayforce, Inc., formerly known as Ceridian HCM Holdings, Inc.
(NYSE: DAY)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$423.3	$365.9
Net (loss) earnings	$(1.8)	$3.1
EBITDA	$61.7	$52.0
Adjusted EBITDA	$116.3	$98.4

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Dayforce during the periods on a non-cash basis within Recognized gains (losses), net.

Dayforce is a global human capital management technology company focused on improving work for thousands of customers and millions of employees around the world. Its single, global people platform for HR, payroll, talent, workforce management, and benefits equips Dayforce customers to unlock their full workforce potential and operate with confidence. To learn how Dayforce helps create quantifiable value for organizations of all sizes and industries, visit dayforce.com.

Dayforce's impressive growth momentum continued in the second quarter of 2024 with the company reporting a 16% increase in revenue and an 18% growth in adjusted EBITDA. Recurring revenue was up 20% and Dayforce's 2024 year-to-date cash flows from operations are up 16% over 2023. Recurring revenue was $321.6 Million and $277.7 Million excluding float revenue and on a constant currency basis in the second quarter of 2024.

Dayforce's continued strong results on all metrics and significant cash flow generation led to its board of directors approving a $500 Million share repurchase program. The new repurchase program demonstrates Dayforce's conviction that the price of its shares is undervalued and the ability of the company to return value to shareholders.

Dayforce's wallet product, Dayforce Wallet, surpassed the milestone of delivering $4 Billion of payroll to users across the U.S., Canada and the U.K. through July 2024. As an extension of Dayforce Payroll, Dayforce Wallet addresses the critical need of employers to provide flexible compensation to employees through scalable, on-demand pay. The solution gives employees greater control over their finances, while helping employers attract talent and boost retention. Uniquely built directly into the Dayforce platform’s single-data architecture, its continuous calculation engine offers real-time accuracy and compliance with local market regulations.

In the aggregate, 6,657 customers were live on the Dayforce platform as of June 30, 2024, an increase of 6.1% year-over-year. 1,270 customers were live on the Dayforce Wallet. Recurring revenue per customer was $154,998 for the trailing twelve months ended June 30, 2024, an increase of 18% over the prior year.

In light of its successful second quarter results, Dayforce increased its guidance for its fiscal year 2024 revenue and adjusted EBITDA. Dayforce now expects full year revenue of $1,736 Million to $1,746 Million and adjusted EBITDA of $490 Million to $505 Million.

Cannae sold 0.5 Million DAY shares in the second quarter of 2024 and 0.5 Million shares in July 2024. Since November 2018, Cannae has sold 36.6 Million shares of Dayforce for gross proceeds of approximately $2.4 Billion. Cannae now holds 0.5 Million shares of Dayforce, which had an aggregate gross value of $26 Million as of August 7, 2024.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$417.7	$387.8
Net income (loss)	$3.1	$(3.8)
EBITDA	$113.7	$101.1
Adjusted EBITDA	$111.9	$107.8

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in fair value of Paysafe during the periods on a non-cash basis within Recognized gains (losses), net. Paysafe will report earnings for the period ended June 30, 2024 later in August 2024. Therefore, we present its results for the quarter ended March 31, 2024 herein.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry leading capabilities in payment processing, digital wallet, and online cash solutions. With over 25 years of online payment experience, an annualized transactional volume of $140 billion in 2023, and approximately 3,200 employees located in 12+ countries, Paysafe connects businesses and consumers across 260 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Paysafe released its first quarter 2024 results in May, delivering its seventh consecutive quarter of year-over-year quarterly revenue growth. The company increased first quarter revenues and payment volume by 8% year-over-year and adjusted EBITDA by 4%. Total payment volume was over $36 Billion in the first quarter of 2024, which translated into total revenue of $418 Million.

Net income was $3 Million in the first quarter, an improvement over the $4 Million loss in the prior year quarter. Adjusted EBITDA of $112 Million in the first quarter of 2024 increased 4% from the 2023 comparable period. The company provided an update on its investment in its sales team, noting they expect to spend $25 Million in 2024 to build its direct sales team and reduce its reliance on third-party sales organizations. The investment in its internal sales team depressed margins slightly in the first quarter of 2024, as expected, however the investment is expected to bear fruit in the form of increased higher-margin revenue from a lower cost sales structure.

The company showed continued progress on its capital structure and shareholder returns in the first quarter of 2024, maintaining net leverage of 4.9x Adjusted EBITDA at quarter-end and returning $14 Million to shareholders through stock buybacks in the quarter.

Paysafe reiterated its full year 2024 guidance and continues to project total revenue between $1,688 Million to $1,712 Million, an increase over 2023 of 5.5% to 7% and Adjusted EBITDA of $473 Million to $488 Million, an increase of 3% to 6.3% over 2023.

The company is expected to release its results for the second quarter 2024, on August 13, 2024.

Cannae holds 3.4 Million PSFE shares, or approximately 5.5% of Paysafe’s outstanding shares. As of August 7, 2024, the aggregate gross value of these securities was approximately $63 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$84.9	$121.1
Net loss from continuing operations	$(13.8)	$(30.4)
EBITDA	$14.0	$(3.4)
Adjusted EBITDA	$0.4	$5.1

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended March 31, 2024, and 2023.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

For its first quarter of 2024, System1 reported revenue of $85 Million, net loss from continuing operations of $14 Million and adjusted EBITDA of $0.4 Million, exceeding the top end of its guidance for revenue and adjusted EBITDA.

System1 significantly deleveraged in the first quarter of 2024, completing the previously announced tender offer to repurchase a significant portion of its outstanding senior secured term loan. Since November 2023 System1 has repaid $155 Million of debt and continues to focus on increasing its equity value and reducing its overall leverage.

The company is expected to release its results for the second quarter 2024 on August 8, 2024.

Cannae holds 27.0 Million shares of SST, or approximately 31% of outstanding shares. As of August 7, 2024, the aggregate gross value of these shares was approximately $29 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE

Black Knight Football
(Private)

Black Knight Football Club, LP ("Black Knight Football" or "BKFC"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth ("AFCB" or the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and minority interests in FC Lorient (French Ligue 2) and Hibernian FC (Scottish Premiership).

AFC Bournemouth. The Cherries finished the 2023/2024 season in 12th place out of 20 clubs in the Premier League following a 15th place finish in the prior campaign, and are guaranteed to play in the Premier League for the 2024/2025 season. AFC Bournemouth finished with 48 points this season, the most points the Cherries have ever earned in the Premier League. We are thrilled with the success of the Cherries on the pitch and are hard at work ensuring that the club is in the best position possible to build on their success in the 2024/2025 season.

The Cherries 'Bourne in the USA' pre-season training camp was held in July in Los Angeles, California giving the players an opportunity to train with top class clubs while helping grow the game of football in the US. The tour saw the Cherries compete in their first two friendly matches of the pre-season against Wrexham AFC and Arsenal FC. The tour also saw the Cherries release new special edition kits, their first product range in collaboration with actor and BKFC investor Michael B. Jordan.

After the success of the last two seasons, the Cherries playing squad is well established. During the summer transfer window, the club has focused on identifying young talent at prudent prices, resigning key players and loaning or selling select players. The club resigned and extended contracts of key players including Illia Zabarnyi, Lewis Cook and Antoine Semenyo, and acquired goalkeeper Alex Paulsen and striker Daniel Jebbison, both young players with significant upside potential, for small fees. Additionally, the Cherries acquired defender Dean Huijsen from Juventus, signing the 19-year-old to a long term deal. Kieffer Moore was sold to Sheffield United for an undisclosed fee and Joe Rothwell was loaned to Leeds United following his stint at Southampton in the second half of the 2023/2024 season. The transfer window closes August 30, 2024.

The on-field success of the Cherries has translated to revenue growth for Black Knight Football as revenues for the twelve months ended June 30, 2024, grew to ~$203 Million, a 19% increase from the ~$170 Million in the corresponding period ended June 30, 2023. The increase was driven by improvements of more than 40% in both sponsorship and hospitality revenue as well as higher Premier League income from Bournemouth’s higher placement in the table, and matchday revenues. Looking forward, AFCB have already renewed several sponsorship agreements at increased rates and signed agreements with new partners after the 2023/2024 season.

Group Updates. In June, Black Knight Football named Tim Bezbatchenko as its first President. Bezbatchenko has enjoyed tremendous success in leadership roles in Major League Soccer, including the last six seasons as President and General Manager of the Columbus Crew where he led the Crew to two MLS Cups, the 2021 Campeones Cup and runner-up in the 2024 CONCACAF Champions Cup. Tim will work with BKFC’s portfolio of clubs to improve and better coordinate player development and recruiting, enhance player pathways and optimize commercial opportunities across the group to deliver on-field success and strong financial performance.

FC Lorient finished the 2023/2024 season in 17th place in Ligue 1, unable to avoid relegation. While we are disappointed to see FC Lorient relegated, we look forward to working with the club to achieve promotion in 2024/2025.

Hibernian FC finished the 2023/2024 season in 8th place out of 12 clubs in the Scottish Premiership. We look forward to Hibernian FC improving their position this season with a goal of playing in European competition.

As of August 7, 2024, Cannae has invested $176 Million, representing an approximate 46% ownership interest in Black Knight Football.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Sightline Payments
(Private)

Sightline aims to transform the gaming industry with its innovative suite of award-winning digital payment and wallet solutions. Through its expertise in consumer behavior, payments technology, and software development, Sightline is uniquely positioned to help casino resorts and online gaming companies offer a more robust, customer-centric omnichannel experience. Sightline’s flagship product, Sightline Play+, enables players to use a single digital payment method across all gaming channels and throughout an entire resort. It is currently the preferred payments and cashless solution for more than 80 partners in 40+ states across the sports betting, lottery, horse racing, and online and brick-and-mortar casino markets. For more information, visit sightlinepayments.com.

Sightline management is focused on completing its embedded banking product for both the digital gaming and sports betting industries, which it believes will reduce the churn and cost of funds for gaming operators, and on sourcing additional capital to support its success. Management was successful in accelerating funds into the second quarter that were otherwise due to them later in the year and is working to obtain incremental capital.

However, in light of continued negative cash flows from operations, uncertainty in future financial and operational forecasts, and a challenged liquidity position, Cannae impaired the book value of its investment in Sightline by $141 Million in the second quarter of 2024.

As of August 7, 2024 Cannae owns 33% of Sightline’s equity.

Minden Mill
(Private)

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in Minden, Nevada. Minden is a historic agricultural and manufacturing town, located in the heart of Carson Valley close to the Nevada-California border at the eastern base of the Sierra Nevada Mountain range. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery housed in a 100-year-old flour mill. Both buildings sit on the National Register of Historic Places. The flour mill includes multiple tasting areas and serves as a guest experience center. For more information, please visit mindenmill.com.

The company hired Joe O’Sullivan, who has nearly two decades of experience in distilling and has presented at the Edinburgh Whiskey Academy, as Master Distiller. His work is complimented by Foley Family Wines & Spirits Master Distiller Chip Tate, founder of two Texas whiskey makers, and Production Manager Kerry Ray, who has 15 years of manufacturing and supply chain experience.

Minden Mill's High Ground Estate Vodka, a craft, rye-based vodka made from locally sourced ingredients, was launched in the second quarter and continues to receive exceptional ratings. Sales of the craft vodka are off to a great start, with 5,000 cases expected to be sold in 2024. The distillery is also on track for the launch of its other branded spirits and expects to release new bourbon, rye and single malt whiskey brands by early Q4 2024 as well as a coffee liqueur brand by the end of 2024. The new whiskey brands will utilize aged spirits included in the acquisition, as the current production of whiskey requires four to five years to age. The coffee liqueur and vodka can be produced on demand.

The company will also provide whole production, bottling and storage services to third parties to generate incremental cash flow in these early stages of Minden's production. Through the date of this Shareholder Letter, Cannae has invested $56 Million in Minden Mill and owns an 89% limited partnership interest.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that is designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

CSI opened the quarter with the appointment of Ken Gayron as chief financial officer. Prior to joining CSI, Gayron was the CFO and executive vice president of video-editing software company Avid, where he was part of the five-member executive team that steered the company to a subscription and software-as-a-service model, grew the company's share price by 550% over five years and navigated a $1.4 billion acquisition by private equity firm STG in November 2023. He also served as CFO and interim CEO of Numerex Corporation—a leading, single-source provider of managed enterprise solutions enabling the Internet of Things—where he led the successful merger with Sierra Wireless. He has held similar roles at Osmotica Pharmaceutical Corp., Sensus, Inc. and Nuance Communications.

In May, CSI announced a partnership with TruStage Compliance Solutions to integrate dynamic forms for account opening. TruStage has over 30 years' experience in the compliance technology industry, and its warranted documents and compliance technology are used by more than 5,000 financial institutions nationwide.

The partnership between TruStage and CSI delivers cloud-based embedded technology to document account opening and maintenance transactions with speed, efficiency and maximum flexibility. TruStage’s configuration tool empowers banks to customize disclosures and other account-related content without having to wait for a third-party document provider, eliminating both lead time and repetitive professional services fees. In addition to integrated documentation technology, this partnership brings support for treasury management services and mobile-first, device friendly account opening content for CSI customers.

Before its partnership with CSI, TruStage served as the exclusive document provider for Hawthorn River, an industry-leading loan origination solution in the community banking space, which was acquired by CSI in 2023.

Later, in July, CSI also announced the launch of an expended Developer Portal, with features that make it easier for community bank partners to integrate applications from third-party developers via open APIs. In addition to a growing list of integrated fintechs and integrators, CSI community banks and developers now have access to new documentation methods, resources and standardizations that simplify the implementation process and accelerate time to value. As a result, community banks can consider more application programming interfaces (APIs) across account opening, payments, document services and other applications—and quickly onboard solutions to open new lines of revenue, streamline back-office operations and improve engagement with account holders.

CSI worked with fintech partners directly to finesse implementation, user-test the interface and create features that enhance developers’ user experience and ease of integration. Third-party developers have the tools and methodologies they need to develop according to CSI’s APIs—along with samples of code to promote standardization across all APIs.

As of August 7, 2024, Cannae holds a 6% indirect economic interest of CSI valued at approximately $90 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$107.6	$145.2
Net earnings (loss)	$2.0	$(3.4)
EBITDA	$6.0	$2.2
Adjusted EBITDA	$5.4	$2.5

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar restaurant concepts, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 96 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 58 company-owned and four franchise locations in thirteen Southern and Midwestern states. Both brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
We are making progress in our strategic review of the restaurant group and this shows in the results. In 2023, we executed a reduction in the portfolio, closing 80 restaurants - primarily unprofitable O'Charley's locations - and began divestiture of owned properties. In the trailing 12 months ended June 30, 2024, O'Charley's received net proceeds from the sale of fee simple properties of $10.5 Million and is marketing the remaining properties with expected future net proceeds between $4.5 Million to $5.0 Million. Store-level and regional costs were also reviewed and reduced.

Second quarter results reflect the impact of these prior year moves. Total revenues of $107.6 Million for the second quarter 2024 were $37.8 Million, or 26%, lower than the comparable 2023 quarter. Notably, revenue from closed locations was $30.4 Million in the second quarter of 2023. The remainder of the decrease is attributable to a decline in guest counts which were directionally consistent with the decline experienced by the casual dining segment as a whole and an area where management is focused.

The strategic impact is most evident in the 2 times increase in Adjusted EBITDA from $2.5 Million in the prior year second quarter to $5.4 Million in 2024, which is also more than twice first quarter AEBITDA of $2.1 Million on similar revenues.

This year we implemented a number of cost saving measures, including, late in the second quarter, a 19% reduction of support center personnel, and other personnel related costs, and eliminated or reduced several third party contracts and expenses. In the second half of 2024, we are continuing this initiative and identifying further savings in other support center costs and executing initiatives to increase guest counts. These actions will be reflected in later earnings and cash flows, and the team continues to scrutinize costs with the intent of significant improvement in the shared costs supporting both brands.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
SECOND QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Three months ended June 30,
Restaurant revenue	$107.6	$145.2
Other operating revenue	10.4	7.6
Total operating revenue	118.0	152.8
Cost of restaurant revenue	92.1	128.3
Personnel costs	19.2	11.3
Depreciation and amortization	3.4	4.6
Other operating expenses, including asset impairments	26.3	28.2
Total operating expenses	141.0	172.4
Operating loss	(23.0)	(19.6)
Interest, investment and other income	0.7	2.7
Interest expense	(2.0)	(4.0)
Recognized losses, net	(145.1)	(42.2)
Total other expense	(146.4)	(43.5)
Loss before income taxes	(169.4)	(63.1)
Income tax benefit	(33.7)	(21.8)
Losses of unconsolidated affiliates	(19.3)	(49.1)
Less: losses attributable to noncontrolling interests	—	(3.2)
Net loss attributable to Cannae common shareholders	$(155.0)	$(87.2)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(2.49)	$(1.16)
EPS attributable to Cannae common shareholders - diluted	$(2.49)	$(1.16)
Cannae weighted average shares - basic	62.2	75.4
Cannae weighted average shares - diluted	62.2	75.4

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Six months ended June 30,
Restaurant revenue	$214.1	$293.7
Other operating revenue	14.6	13.4
Total operating revenue	228.7	307.1
Cost of restaurant revenue	186.3	259.9
Personnel costs	42.4	26.9
Depreciation and amortization	6.7	9.7
Other operating expenses, including asset impairments	56.9	52.9
Total operating expenses	292.3	349.4
Operating loss	(63.6)	(42.3)
Interest, investment and other income	2.8	5.5
Interest expense	(4.6)	(8.4)
Recognized (losses) gains, net	(153.7)	9.9
Total other (expense) income	(155.5)	7.0
Loss before tax	(219.1)	(35.3)
Income tax expense (benefit)	19.7	(19.2)
Losses of unconsolidated affiliates	(8.0)	(81.2)
Less: losses attributable to noncontrolling interests	(1.9)	(6.0)
Net loss attributable to Cannae common shareholders	$(244.9)	$(91.3)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(3.68)	$(1.21)
EPS attributable to Cannae common shareholders - diluted	$(3.68)	$(1.21)
Cannae weighted average shares - basic	66.5	75.7
Cannae weighted average shares - diluted	66.5	75.7

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
BALANCE SHEETS

	June 30, 2024	December 31, 2023
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$45.7	$106.2
Short-term investments	8.9	15.6
Other current assets	20.8	29.5
Income tax receivable	25.3	26.0
Total current assets	100.7	177.3
Investments in unconsolidated affiliates	1,519.6	1,718.8
Equity securities, at fair value	125.8	290.9
Lease assets	139.8	143.5
Property and equipment, net	64.3	58.7
Other intangible assets, net	15.9	16.8
Goodwill	53.4	53.4
Deferred tax asset	63.2	82.0
Other long term investments and noncurrent assets	141.3	145.3
Total assets	$2,224.0	$2,686.7
Current liabilities:
Accounts payable and other accrued liabilities	$70.4	$74.2
Lease liabilities, current	14.1	13.9
Deferred revenue	14.3	16.9
Notes payable, current	0.5	2.5
Total current liabilities	99.3	107.5
Notes payable, long-term	77.7	102.5
Lease liabilities, long-term	137.1	142.2
Accounts payable and other accrued liabilities, long-term	26.4	25.3
Total liabilities	340.5	377.5
Additional paid-in capital	1,997.9	1,977.0
Retained earnings	642.0	901.3
Treasury stock	(721.6)	(533.9)
Accumulated other comprehensive loss	(17.6)	(19.9)
Noncontrolling interests	(17.2)	(15.3)
Total equity	1,883.5	2,309.2
Total liabilities and equity	$2,224.0	$2,686.7

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other non-operating expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Dayforce

Dayforce uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Dayforce defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude share-based compensation expense and related employer taxes, and certain other items. Dayforce management believes that these non-GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Dayforce's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Dayforce’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Paysafe management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA, when considered together with Paysafe's results presented in accordance with GAAP, provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release as it represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 management believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended June 30,
Net loss attributable to D&B	$(16.4)	$(19.4)
Depreciation and amortization	141.3	145.0
Interest expense, net	57.8	55.0
Income tax benefit	(2.9)	(17.5)
EBITDA	179.8	163.1
Other income, net	(1.4)	(1.5)
Equity in net income of affiliates	(0.7)	(0.7)
Net income attributable to noncontrolling interest	0.7	0.6
Equity-based compensation	18.2	24.8
Restructuring charges	3.3	4.6
Merger, acquisition and divestiture-related operating costs	0.8	1.4
Transition costs	15.2	11.0
Other adjustments	2.0	2.9
Adjusted EBITDA	$217.9	$206.2

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Adjusted EBITDA Reconciliation for Continuing Operations
(In Millions) (Unaudited)

	2024	2023
Three months ended June 30,
Net earnings (loss) from continuing operations	$(4.0)	$(72.0)
Interest expense, net	33.0	33.0
Income tax benefit	2.0	(8.0)
Depreciation and amortization	99.0	92.0
EBITDA from continuing operations	130.0	45.0
Share-based compensation	20.0	30.0
Transaction and integration expenses (1)	19.0	8.0
Restructuring	18.0	25.0
Gain from change in fair value of financial instruments	(52.0)	—
(Gain) loss from change in fair value of tax receivable agreement	(31.0)	11.0
Other	1.0	—
Adjusted EBITDA from continuing operations	$105.0	$119.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Dayforce

Cannae accounts for its investment in Dayforce at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Dayforce.

Further information on Dayforce's (NYSE: DAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.dayforce.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended June 30,
Net earnings	$(1.8)	$3.1
Depreciation and amortization	50.6	23.3
Interest expense, net	11.1	9.1
Income tax expense	1.8	16.5
EBITDA	61.7	52.0
Foreign exchange loss	—	0.5
Share-based compensation	40.8	41.7
Restructuring expenses	10.5	1.4
Other non-recurring items	3.3	2.8
Adjusted EBITDA	$116.3	$98.4

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Paysafe
Beginning in the fourth quarter of 2023, Cannae accounts for its investment in Paysafe at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in Paysafe.

Paysafe reports earnings for the period June 30, 2024 later in August 2024. Therefore, we present its results for the quarter ended March 31, 2024 herein. Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended March 31,
Net income (loss)	$3.1	$(3.8)
Interest expense, net	35.0	37.5
Income tax expense	7.3	3.9
Depreciation and amortization	68.3	63.5
EBITDA	113.7	101.1
Share-based compensation	9.4	7.2
Impairment expense on goodwill and intangible assets	0.6	0.1
Restructuring and other costs	0.4	2.0
Loss on disposal of subsidiaries and other assets, net	0.2	—
Other expense, net	(12.4)	(2.6)
Adjusted EBITDA	$111.9	$107.8

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended June 30, 2024 and 2023 include our ratable portion of System1's net loss for the three months ended March 31, 2024 and 2023, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2024	2023
Three months ended March 31,
Net loss from continuing operations	$(13.8)	$(30.4)
Interest expense, net	8.0	11.4
Income tax benefit	—	(3.8)
Depreciation and amortization	19.8	19.4
EBITDA from continuing operations	14.0	(3.4)
Impairment of goodwill	—	5.8
Other (income) expense	(0.1)	—
Equity-based compensation	4.0	(0.1)
Non-cash revaluation of warrant liability	(0.3)	—
Gain on extinguishment of related-party debt	(19.7)	(1.4)
Acquisition and restructuring costs	2.5	4.2
Adjusted EBITDA from continuing operations	$0.4	$5.1

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended June 30,
Net earnings (loss)	$2.0	$(3.4)
Interest expense, net	1.3	1.3
Income tax expense	—	—
Depreciation and amortization	2.7	4.3
EBITDA	6.0	2.2
Noncontrolling interest benefit	(0.2)	(3.2)
Non-cash impairment expense	0.3	1.1
Non-recurring recognized (gain) loss, store disposal costs and other (1)	(0.7)	2.4
Adjusted EBITDA	$5.4	$2.5
_____________________________________________
(1) Includes recognized gains and losses and costs incurred to dispose of fixed assets and other non-recurring costs including severance expense.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2024 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Brett A. Correia
Chief Accounting Officer

SECOND QUARTER 2024
CONFERENCE CALL DETAILS

Date: August 8, 2024
Time: 5:00 pm ET
Participant dial-in:
1-800-245-3047 (Domestic)
1-203-518-9765 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 11156356. The telephonic replay will be available until 11:59 pm ET on August 15, 2024.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer
Cannae Holdings, Inc.

Douglas K. Ammerman
Retired Partner
KPMG LLP

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman and Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
8474 Rozita Lee Avenue, Suite 300
Las Vegas, NV 89113

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com